Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

NATROL, INC.,

as Buyer,

BIOTECH INTERNATIONAL CORPORATION,

as Seller

and

GREGORY J. KELLY,

as Founder

Dated as of October 13, 2006

TABLE OF CONTENTS

SECTION 1.	PURCHASE AND SALE OF ASSETS	1
1.1	Sale of Assets	1
1.2	No Assumption of Any Liabilities or Obligations	4
1.3	Purchase Price and Payment; Adjustments	4
1.4	Place of Closing; Closing Date	5
1.5	Earn-Out	5
1.6	Transfer of Subject Assets	8
1.7	Delivery of Records and Contracts	8
1.8	Further Assurances	8
1.9	Post-Closing Processing of Receivables and Orders	8
1.10	Allocation of Purchase Price	9
1.11	Employees, Wages and Benefits	9
1.12	Consulting Agreement	10
1.13	Non-Competition Agreements	10
1.14	Customer Returns and Promotional Discounts	10
1.15	Current Litigation	10

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF SELLER AND FOUNDER	11
2.1	Making of Representations and Warranties	11
2.2	Organization and Qualification; Capital Stock	11
2.3	Authority	11
2.4	Title to Properties; Liens; Condition of Properties	12
2.5	Financial Statements	13
2.6	Absence of Undisclosed Liabilities	13
2.7	Absence of Certain Developments	13
2.8	Ordinary Course	14
2.9	Inventories	14
2.10	Tax Matters	14
2.11	Material Contracts and Arrangements	14
2.12	Intellectual Property Rights	15
2.13	Litigation	16
2.14	Employees; Labor Laws	17
2.15	List of Suppliers	17
2.16	Compliance with Laws	17
2.17	Investment Banking; Brokerage	17
2.18	Insurance	17
2.19	Transactions with Affiliates	17
2.20	Customers, Distributors and Brokers	17
2.21	Disclosure	18

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SECTION 3.	COVENANTS OF SELLER AND BUYER	18
3.1	Non-Use of Trade Names, Etc	18
3.2	Notifications to Customers and Third Parties	18
3.3	Consents and Waivers.	18
3.4	Payment of Fees and Commissions to Customers, Distributors and Brokers	18
3.5	Assumed Liabilities	19

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER	19
4.1	Making of Representations and Warranties	19
4.2	Organization of Buyer	19
4.3	Authority of Buyer	19
4.4	Litigation	20
4.5	Investment Banking; Brokerage	20
4.6	Reliance	20
4.7	“As Is Where Is” Sale	20

SECTION 5.	SURVIVAL OF WARRANTIES	20
5.1	Survival of Warranties	20

SECTION 6.	INDEMNIFICATION	21
6.1	Indemnification by Seller and Founder	21
6.2	Indemnification by Buyer	23
6.3	Notice; Defense of Claims	25
6.4	Sole Remedy	26
6.5	Satisfaction of Indemnification Obligations	26
6.6	Insurance Proceeds	26

SECTION 7.	MISCELLANEOUS	26
7.1	Law Governing	26
7.2	Notices	26
7.3	Prior Agreements Superseded	27
7.4	Assignability	27
7.5	Captions and Gender	27
7.6	Certain Definitions	27
7.7	Execution in Counterparts; Facsimile Signatures	28
7.8	Amendments; Waivers	28
7.9	Severability	28
7.10	Publicity and Disclosures	28
7.11	Arbitration	28
7.12	Expenses	30

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.12		Form of Consulting Agreement
Exhibit 1.13		Form of Non-Competition Agreement

Schedules(1)

Schedule 1.1(a)(i)	-	Intellectual Property Rights
Schedule 1.1(a)(ii)	-	Contracts
Schedule 1.1(a)(iii)	-	Permits
Schedule 1.1(a)(iv)	-	Inventory
Schedule 1.1(a)(v)	-	Marketing Contracts
Schedule 1.1(a)(viii)	-	Domain Names and Website Content
Schedule 1.1(a)(ix)	-	Pre-Closing Supplier Orders
Schedule 1.2	-	Assumed Liabilities
Schedule 1.9(a)	-	Open Purchase Orders
Schedule 1.9(b)	-	Retained Receivables
Schedule 2.2	-	Capital Stock and Options; Subsidiaries
Schedule 2.3(a)	-	Authority
Schedule 2.4	-	Real Property
Schedule 2.5	-	Financial Statements
Schedule 2.6	-	Undisclosed Liabilities
Schedule 2.7	-	Certain Developments
Schedule 2.8	-	Conduct of Business
Schedule 2.11	-	Material Contracts
Schedule 2.12	-	Intellectual Property Rights
Schedule 2.13	-	Litigation
Schedule 2.15	-	Suppliers
Schedule 2.16	-	Compliance with Laws
Schedule 2.17	-	Investment Banking or Brokerage Fees
Schedule 2.18	-	Insurance
Schedule 2.19	-	Transactions with Affiliates
Schedule 2.20	-	Customers, Distributors and Brokers

Annex

Annex A	-	Rule 12. Arbitrator Selection and Replacement

(1)  The disclosure schedules referred to herein have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Natrol, Inc. will furnish a copy of any omitted schedule to the SEC upon request.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of October 13, 2006 by and among Natrol, Inc., a Delaware corporation (“Buyer”), Biotech International Corporation, a Connecticut corporation (“Seller”), and Gregory J. Kelly (“Founder”).

WITNESSETH

WHEREAS, a portion of Seller’s overall business consists of developing, formulating, manufacturing, marketing and distributing men’s and women’s all natural hair loss and thinning hair and other related men’s and women’s hair care products under the Nu Hair and Shen Min tradenames (such portion of the overall business being referred to as the “Nu Hair and Shen Min Brands”);

WHEREAS, subject to the terms and conditions hereof, the Seller desires to sell the Subject Assets (as defined herein);

WHEREAS, the Founder desires to facilitate the sale of the Subject Assets by making the representations, warranties and agreements set forth herein; and

WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase the Subject Assets for the consideration specified herein;

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.           PURCHASE AND SALE OF ASSETS.

1.1           Sale of Assets.

(a)           Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.4 hereof) Seller shall sell, transfer, assign and deliver to Buyer and Buyer shall purchase and acquire all of Seller’s right, title and interest in and to the following properties, assets and rights, to the extent used or held for use in connection with the Nu Hair and Shen Min Brands as they exist on the Closing Date:

(i)            all intellectual property rights, including trade secrets, proprietary information, designs, trade dress, styles, technologies, inventions, know-how, formulae, processes, procedures, research records, test information, software and software documentation, source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists, market surveys, marketing know-how and manufacturing, research and technical information, the “Nu Hair,” “Shen Min” and “Scalpblock” trademarks (and all other names or marks incorporating or using such names or marks, including all applications and registrations therefor) and all related and associated logos and all licenses to or from third parties with respect thereto, copyrights and copyright registrations, patents and patent applications (including without limitation the trade names, copyrights and copyright registrations, service mark and trademark registrations and applications and patents and patent applications described in Schedule 1.1(a)(i)), and all licenses to or from third parties with respect to the foregoing or rights related thereto, in each case which is used or held for use in the or in connection with the Nu Hair and Shen Min Brands, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records, and all other documentation upon which Seller relies in claiming title to the intellectual property transferred hereby (collectively, the “Intellectual Property Rights”));

(ii)           all rights and interests of Seller in and to those oral and written commitments, contracts and agreements of the Nu Hair and Shen Min Brands, all of which are listed on Schedule 1.1(a)(ii) (the “Contracts”);

(iii)          to the extent permitted by law, all right, title and interest in and to all governmental franchises, licenses, permits, certifications, approvals and authorizations, applications and registrations relating to the Nu Hair and Shen Min Brands, all of which are listed on Schedule 1.1(a)(iii) (the “Permits”);

(iv)          all inventory, stock in trade, work-in-progress, finished goods, product packaging and raw materials relating to the Nu Hair and Shen Min Brands, all of which are listed on the physical inventory listing set forth on Schedule 1.1(a)(iv) (collectively, the “Inventory”);

(v)           all rights of Seller under contracts or agreements with representatives marketing and selling the products and services of the Nu Hair and Shen Min Brands, all of which are listed on Schedule 1.1(a)(v) (collectively, “Marketing Contracts”);

(vi)          all rights and benefits of Seller in and to all third party warranties and guarantees relating to the Subject Assets (as defined below), and all indemnification rights against third parties related to the Subject Assets, except that Seller shall retain a non-exclusive license to all such third party warranties and guaranties and all such indemnification rights as a defense or counterclaim to any cause of action or claim against Seller;

(vii)         electronic copies of customer lists, customer records and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, market research information, advertising matter, catalogues, photographs, sales materials, purchasing materials, media materials, files, data and all other records with respect to the Nu Hair and Shen Min Brands;

(viii)        all domain names incorporating the Nu Hair and Shen Min names, which are listed on Schedule 1.1(a)(viii), and all content, software, source and object code related to the Nu Hair and Shen Min Brands (collectively, “Domain Names and Website Content”);

(ix)           the unfulfilled portions of supplier orders relating to the purchase and sale of raw materials and other components of inventory set forth on Schedule 1.1(a)(ix) (collectively, the “Pre-Closing Supplier Orders”);

(x)            all UPC Codes that are applicable to the Nu Hair and Shen Min Brands (the “UPC Codes”), except that Seller shall retain a non-exclusive license to use the first five digits to the UPC Codes for the sale of Seller’s products currently in inventory or with customers until depleted or returned to Seller, which are not being acquired as part of the Subject Assets ; and

(xi)           the telephone number 1-800-774-3664, which is the telephone number for Seller’s telesales.

The assets, property and business of Seller being sold to and purchased by Buyer under this Section 1.1(a) are hereinafter sometimes referred to as the “Subject Assets.”

(b)           Notwithstanding the foregoing, there shall be excluded from such purchase and sale, and the Subject Assets shall specifically exclude, the following property and assets of Seller:

(i)            all cash and cash equivalents, bank deposits and bank accounts and accounts receivable in existence as of the Closing Date (as defined in Section 1.4 hereof);

(ii)           Seller’s interest in the real property subject to that lease dated as of November 1, 2004 between 107 Oakwood Real Property Holding LLC and Seller, as amended or supplemented, together with leasehold improvements thereon;

(iii)          corporate franchise, stock record books, and corporate record books containing minutes of meetings of directors and shareholders (collectively, the “Corporate Records”); provided, however, that Seller shall have made available to Buyer and its counsel prior to the Closing true and correct copies of each of the foregoing;

(iv)          original and paper copies of the documents listed above in (a)(ix); provided, however, that each Seller shall (x) make such documents available to Buyer or its accountants, counsel or other representatives, after the Closing as reasonably required by Buyer, (y) maintain such documents for a period of at least five (5) years in a reasonably safe fashion and (z) give Buyer not less than thirty (30) days notice of any intention to dispose of any or all documents; upon such notice, Buyer shall have the option to purchase or take delivery of any or all such documents free and clear of any claim of ownership by Seller;

(v)           the Retained Receivables (as hereinafter defined);

(vi)          all properties, assets and rights of the Nu Hair and Shen Min Brands, other than those items specifically included within the definition of the Subject Assets; and

(vii)         all of Seller’s rights with respect to any “holdback” or “holds” imposed by Walgreen; and

(viii)        all other properties, assets and rights of Seller, including without limitation all intellectual property rights of Seller to the extent not used or held for use in connection with the Nu Hair or Shen Min Brands.

The assets, property and business of Seller which are excluded from the Subject Assets under this Section 1.1(b) are hereinafter sometimes referred to as “Excluded Assets.”

1.2           No Assumption of Any Liabilities or Obligations.  Except for the liabilities with respect to the Open Purchase Orders described in Section 1.9 and those liabilities, debts and obligations set forth on Schedule 1.2 (all of the foregoing being referred to collectively as the “Assumed Liabilities”), all of which shall be assumed and/or filled, as the case may be, by Buyer at the Closing, Buyer shall not assume or be bound by any obligations or liabilities of Seller or any affiliate of Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever (the “Excluded Liabilities”).  Consistent with the foregoing, and without limitation, Seller and Founder shall retain and be responsible for and pay, as the same are incurred, any and all losses, damages, obligations, liens, assessments, judgments, fines, costs and expenses, liabilities and claims, including, without limitation, interest, penalties and reasonable fees of counsel and experts of every kind or nature whatsoever, made by or owed to any person to the extent any of the foregoing relates to (i) the Excluded Assets or (ii) the Nu Hair and Shen Min Brands which arise in connection with or on the basis of events, acts, circumstances, omissions, conditions or any other state of facts occurring or in existence on or prior to the Closing (including, without limitation, any liabilities, costs or expenses any claim relating to or associated with product liability or warranty matters, environmental matters, California’s Proposition 65, intellectual property matters, tax matters, employee, labor and union matters, pension and benefits matters, any failure to comply with applicable laws and/or permitting or licensing requirements, any failure to manufacture, test and certify products in accordance with applicable law, personal injury and property damage matters and worker health and safety matters and the litigation described in Schedule 2.13 , including any amended pleadings or any action, suit or proceeding brought in any court or tribunal based on the same or similar set of facts as those alleged in such litigation (the “Current Litigation”).

1.3           Purchase Price and Payment; Adjustments.

(a)           In consideration of the sale by Seller to Buyer of the Subject Assets and subject to any increase in the Purchase Price (as hereinafter defined) in accordance with Section 1.6, at the Closing Buyer shall (a) deliver to Seller by bank or wire transfer of immediately available funds, to such account(s) as Seller shall have indicated in writing to Buyer not less than one (1) business days prior to the day of Closing, Five Million Five Hundred Thousand Dollars ($5,500,000)(the “Purchase Price”), subject to adjustment as set forth in Section 1.3(c).

(b)             Not less than two (2) business days prior to the Closing Date, Buyer and Seller jointly caused a physical count and valuation of the Inventory to be conducted, using a valuation method consistent with generally accepted accounting principles in the United States, on a basis consistent with (x) that historically used in the Nu Hair and Shen Min Brands and (y) the following principles: (i) the Inventory was valued at cost; (ii) only finished goods with an expiration date of at least 18  months following the Closing Date were valued; (iii) no raw materials were valued; (iv) no labels or boxes were valued; and (v) the Inventory was good and usable. The results and dollar amount (the “Physical Inventory Amount”) of the physical count and valuation as agreed to by Buyer and Seller are attached hereto as Schedule 1.1(a)(iv) and shall be final and binding on the parties. Prior to the closing, Seller placed purchase orders (the “Pre-Closing Supplier Orders”) on behalf of and for the benefit and account of Buyer, with Seller’s suppliers for products (the “Post-Closing Delivered Products”) of the Nu Hair and Shen Min Brands, which Pre-Closing Supplier Orders are identified on Schedule 1.3(b) attached hereto.

(c)           The Purchase Price payable at Closing shall be adjusted on a dollar-for-dollar basis by the dollar amount by which the Physical Inventory Amount is more (resulting in an increase in the Purchase Price) or less (resulting in a decrease in the Purchase Price) than $195,072 (exclusive of labels and boxes).

(d)           Buyer hereby covenants and agrees that after the Closing, (X) it shall sell or distribute nothing but Covered Products in the Pre-Closing Packaging; (Y) it shall only sell or distribute Covered Products in the Pre-Closing Packaging applicable to the particular Covered Product; and (Z) and other than as set forth in clauses (X) or (Y), it shall not use the name “Biotech” or variants thereof with respect to the sale of any of its products, including products of the Nu Hair and Shen Min Brands. When used in this Agreement:

(i)            “Covered Products” means products of the Nu Hair and Shen Min Brands as of the Closing Date that are in (x) the Inventory and (y) Post-Closing Delivered Products;

(ii)           “Pre-Closing Packaging” means, the boxes, packaging and labeling for products of the Nu Hair and Shen Min Brands that are in the Inventory;

(iii)          “Appropriately Packaged Covered Product” shall mean a Covered Product which is sold or distributed by Buyer after the Closing in the Pre-Closing Packaging applicable to that particular Covered Product.

1.4           Place of Closing; Closing Date.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall be held at the offices of Buyer at 21411 Prairie Street, Chatsworth, CA 91311, on October 13, 2006, or at such other place or earlier or later date as may be fixed by mutual agreement of Buyer and Seller (the “Closing Date”).

1.5           Earn-Out. As additional consideration for the purchase of the Subject Assets, Buyer shall pay to Seller payments (the “Earnout”) based upon sales levels achieved by the Nu Hair and Shen Min Brands by Buyer and any of its direct and indirect subsidiaries during the three consecutive one year periods (referred to respectively as “Year 1,” “Year 2,” and “Year 3”) commencing as of January 1, 2007 as follows:

(a)           Year 1:

With respect to Year 1, Seller will be paid $1.00 (one dollar) for every dollar of Gross Revenue of the Nu Hair and Shen Min Brands above $7.6 million.  For purposes of this Agreement, “Gross Revenue” shall mean the total amount invoiced to customers by Buyer or any of its affiliates with respect to the sale or licensing of (i) any men’s and women’s all natural hair loss and thinning hair and other related men’s and women’s hair care products under the Nu Hair and Shen Min tradenames or any of the trade names and brand names set forth in Sections 2.12(a) and (b) or any variations thereof; or (ii) any natural hair loss and thinning hair and other related products using similar formulations to any of those currently used by the Nu Hair and Shen Min Brands or any of the trade names and brand names set forth in Sections 2.12(a) and (b) or any variations thereof.  Buyer, for itself and its affiliates, hereby covenants and agrees to properly invoice all such sales.  The total amount of the Earnout payment for Year 1 will be capped at $2.0 million.

The Earnout payment for Year 1 will be paid by Buyer to Seller as follows:

Quarterly payments:

Within 20 days following the last day of each quarter during Year 1, Buyer will deliver its certificate signed by its chief financial officer setting forth Buyer’s calculation of the total amount of Gross Revenue and the amount of the Earnout Payment for the period from the first day of Year 1 to the respective quarter end, together with such back up documentation as Seller may reasonably request with respect to Buyer’s calculation of Gross Revenue and the Earnout payment.  If the period to date average of the quarterly Gross Revenue is greater than or equal to $2,375,000 an Earnout payment by Buyer to Seller will be made.  The Earnout payment will be such that the total period-to-date payments equal the number of months in such period multiplied by $500,000.

Example:

Quarter 1: Gross Revenue	$1,800,000	Average $1,800,000	no payment
Quarter 2: Gross Revenue	$2,300,000	Average $2,050,000	no payment
Quarter 3: Gross Revenue	$3,600,000	Average $2,566,667	payment of 3 X 500,000 $1,500,000

All quarterly Earnout payments to Seller will be made on or before the 20th day after the respective quarter end.

Year-end settlement:

Within 30 days of the end of Year 1, a final settlement payment with respect to the Earnout will be made as follows:

Gross Revenue for Year 1 will be calculated by Buyer and Buyer will deliver its certificate signed by its chief financial officer setting forth Buyer’s calculation of the Gross Revenue for Year 1 together with such back up documentation (including copies of invoices) as Seller may reasonably request with respect to Buyer’s calculation of Gross Revenue and the Earnout payments for Year 1.  The amount of Gross Revenue above $7.6 million will be calculated.  The amount paid by Buyer to Seller during the year will be subtracted from this amount (and the result thereof being referred to as the “Earnout Difference”) and an additional Earnout payment will be paid by Buyer to Seller equal to the Earnout Difference.

Example:

Gross Revenue:	$8,600,000
Gross Revenue above $7,600,000	$1,000,000
Amount paid during year	$1,500,000
Settlement amount	$(500,000)

If the Earnout Difference is a negative number (as it is in the above example), then Buyer’s sole recourse with respect thereto will be to offset this amount (but not more than the total amount of the Earnout payments previously paid by Buyer with respect to Year 1) against the Earnout payments to be made in years 2 and 3 as provided below.

(b)           Year 2:

Within 30 days of the last day of Year 2, Buyer will pay to Seller an Earnout payment equal to 15% of Gross Revenue for Year 2 which are in excess of $11.4. Within 30 days of last day of Year 2, Buyer will deliver its certificate signed by its chief financial officer setting forth Buyer’s calculation of the Gross Revenue for Year 2 together with such back up documentation as Seller may reasonably request with respect to Buyer’s calculation of Gross Revenue and the Earnout payment for such period.

(c)           Year 3:

Within 30 days of the last day of Year 3, Buyer will pay to Seller an Earnout payment equal to 15% of Gross Revenue which are in excess of $13.68 million. Within 30 days of the last day of Year 3, Buyer will deliver its certificate signed by its chief financial officer setting forth Buyer’s calculation of the Gross Revenue for Year 3 together with such back up documentation as Seller may reasonably request with respect to Buyer’s calculation of Gross Revenue and the Earnout Payment for such period.

(d)  Within ninety (90) days after the end of Year 1, Year 2 and Year 3, Seller shall have the right to examine and audit the books and records of Buyer and its affiliates with respect to any calculation of Gross Revenue and the Earnout payment with respect to such year.  Buyer shall provide Seller and its employees, agents and auditors with reasonable access to the books and records of Buyer and its affiliates with respect to sales and licensing of the Nu Hair and Shen Min Brands and the determination of Gross Revenues and the Earnout payments for such year.  In the event any calculation of Gross Revenue and any Earnout payment as determined by Seller’s examination or audit for such year is more than the amount thereof set forth in Buyer’s calculations for such year, then Seller shall provide Buyer written notice thereof within 15 days after the end of the applicable 90-day period.  If no dispute notice is received by Buyer within such period, then the Gross Revenue and Earnout payments for such year shall be deemed accepted by the parties.  Within 30 days after delivery of any dispute notice by Seller, Buyer and Seller shall use their reasonable efforts and attempt in good faith to resolve any differences in the calculations of Gross Revenue and the Earnout payment.  If Buyer and Seller are unable to resolve their differences despite their reasonable efforts, then Buyer and Seller shall jointly retain a firm of independent accountants mutually acceptable to them, and independent from them, the cost of which will be borne below.   Within 30 days after being retained, the reviewing accountants shall deliver to Buyer and Seller a report setting forth in reasonable detail its findings and determination as to the amount of the Gross Revenue and Earnout payment for such year.  Such reviewing accountants’ report shall be final and binding on the parties.  In the event it is ultimately determined that there was an underpayment of the Earnout payment by Buyer hereunder, Buyer shall promptly make payment to Seller of any shortfall.  If such underpayment by Buyer results in a discrepancy during any year between the Earnout payments actually made to Seller and the Earnout payment actually owed to Seller, as determined by the reviewing accountants, in excess of the greater of five percent (5%) and $25,000, all fees and expenses of the reviewing accountants shall be borne by and promptly paid by Buyer.

(e)  Any Earnout payments required to be paid by Buyer pursuant to this Section 1.5 which is not paid on the due date thereof shall thereafter bear interest at a floating rate of interest which is at all times equal to the “Prime Rate” as published in the Wall Street Journal (Hartford Connecticut edition) until such amount is paid in full.

1.6           Transfer of Subject Assets.  At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Subject Assets.  Such instruments of transfer (a) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good title to all of the Subject Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind, except for liens for taxes not yet due and payable (collectively, “Liens”), and (d) where applicable, shall be accompanied by evidence of the discharge of all liens and encumbrances against the Subject Assets.  Buyer shall also execute an Assumption Agreement with respect to the Assumed Liabilities which shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, shall be in form and substance satisfactory to Buyer and its counsel.

1.7           Delivery of Records and Contracts.  At the Closing, Seller shall deliver or cause to be delivered to Buyer all of the Contracts.  Seller shall also deliver to Buyer at the Closing, copies of all of Seller’s business records, books and other data relating to the assets, business and operations of the Nu Hair and Shen Min Brands, to the extent the same constitute part of the Subject Assets.

1.8           Further Assurances.  Seller from time to time after the Closing at the request of Buyer and without further consideration shall (a) execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.6) and take such other actions as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets and (b) cooperate with and provide assistance to Buyer in taking possession of the Subject Assets (including but not limited to the Inventory).

1.9           Post-Closing Processing of Receivables and Orders.

(a)           Subsequent to the Closing, Buyer and its assignees shall have the right and authority to collect all receivables and other items resulting from any sales of Nu Hair and Shen Min products on or after the Closing .

(b)           Buyer and Seller agree that as of the Closing Date: (i) all purchase orders for the sale of products to customers and all Pre-Closing Supplier Orders, in each case related to the Nu Hair and Shen Min Brands and in existence as of the Closing Date are listed on Schedule 1.9(a) (the “Open Purchase Orders”), and shall be assumed, processed and/or filled by Buyer; (ii) all accounts receivable of Seller existing on or outstanding as of the Closing Date, including those related to related to the Nu Hair and Shen Min Brands, a list of which are set forth on Schedule 1.9(b), shall be retained by and processed by Seller (the “Retained

Receivables”); (iii) Seller shall promptly remit to Buyer (within one business day) any purchase order for the sale of products to customers outstanding or received on or after the Closing Date; (iv) Buyer shall promptly remit to Seller (within five business days) all accounts receivable collected and all cash and cash equivalents collected with respect to the Retained Receivables; and (v) Seller shall promptly remit to Buyer (within five business days) all accounts receivable with respect to the Nu Hair and Shen Min Brands that arise after the Closing Date and all cash and cash equivalents collected with respect to such accounts receivable.

(c)           Until March 31, 2007, Seller shall submit as soon as possible after the end of each month (but in any event within 15 days after the end thereof) a monthly open item report containing a listing of those Retained Receivables that are still open and unpaid at the end of such prior month .  Buyer shall have the right at Buyer’s expense to examine and audit the books and records of Seller with respect to Retained Receivables retained and processed by Seller (and any offsets to Retained Receivables as a result of Pre-Closing Return Obligations) after the Closing.  Seller shall provide Buyer and its employees, agents and auditors with reasonable access to its books and records to permit such examination and audit.

(d)           Until March 31, 2007, Buyer shall provide a monthly statement (on or before the 15th day following the end of each month during said period) to Seller setting forth an itemized listing by customer and dollar amount of all such sums, cash and cash equivalents collected with respect to the Retained Receivables.  Seller shall have the right at Seller’s expense to examine and audit the books and records of Buyer and its affiliates with respect to the Retained Receivables processed and required to be remitted to Seller by Buyer after the Closing. Buyer shall provide Seller and its employees, agents and auditors with reasonable access to its books and records to permit such examination and audit.

1.10         Allocation of Purchase Price.  The purchase price payable by Buyer pursuant to Section 1.3 shall represent payment for the Subject Assets in the amounts on a schedule to be mutually agreed upon by the parties within 90 days after the Closing Date .  The amounts reflected in said schedule shall represent the fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of the parties hereto.  As soon as practicable thereafter, Buyer and Seller shall execute an IRS Form 8594 in accordance with the allocation set forth in said Schedule and in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.  All tax returns and reports filed by Buyer and Seller with respect to the transactions contemplated by this Agreement shall be consistent with such schedule.

1.11         Employees, Wages and Benefits.

(a)           Seller shall be responsible for the employ of all employees of the Nu Hair and Shen Min Brands as of or prior to the Closing and shall be responsible for making all compensation and any severance payments, to which such employees may be entitled. Buyer shall not assume or have any obligation or liability with respect to such employees or any termination of such employees.

(b)           Except as provided in Section 1.12 hereof, nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, otherwise continue the employment of, or enter into any kind of consulting relationship with, any of Seller’s employees.

(c)           Seller acknowledges and agrees that Buyer is not assuming and shall not have any obligations or liabilities under, any benefit plan maintained by or for the benefit of employees of, the Nu Hair and Shen Min Brands, including without limitation obligations for severance pay benefits or vacation pay for vacation time accrued but not taken as of the Closing Date.

1.12         Consulting Agreement.  As a material inducement to and a condition precedent to this Agreement, Founder and Buyer shall execute and cause to be delivered to each other at the Closing a consulting agreement substantially in the form of Exhibit 1.12 attached hereto (the “Consulting Agreement”).

1.13         Non-Competition Agreements.  As a material inducement to and a condition precedent to this Agreement on the part of the Buyer, Seller and Founder shall each enter into and deliver to Buyer at the Closing a Non-Competition Agreement in the form of Exhibit 1.13 attached hereto (the “Non-Competition Agreement”).

1.14         Customer Returns and Promotional Discounts.

(a)           Subject to clause 1.14(b) hereof, Buyer shall have no recourse against Seller, either by way of indemnification or otherwise with respect to any liabilities, costs or claims (or costs and expenses associated therewith) related to customer returns or promotional discounts for or related to products sold or held for sale by Seller (or Covered Products sold by Buyer) (including the cost of packing and shipping invoiced by any customer for any product return (“Pre-Closing Return Obligations”)).

(b)           To the extent either Buyer or Seller is notified that any customer of the Nu Hair and Shen Min Brands is asserting any Pre-Closing Return Obligations after the Closing Date, the party receiving such notice shall promptly notify the other of such notice (within two business days thereof), and Seller shall as promptly as reasonably practical notify Buyer (within five business days thereof) whether there is any Retained Receivable with respect to such customer related thereto which Retained Receivable (i) is either unpaid or (ii) has not been offset against in accordance with this Section 1.14(b) (such Retained Receivable being referred to as a “Unpaid Retained Receivable”).  Seller shall then be responsible for and offset such Pre-Closing Return Obligations against and to the extent of such Unpaid Retained Receivable.

(c)           After the Closing Date, Seller shall promptly notify (within two business days thereof) Buyer of any customer returns (including any request for return authorizations) or promotional discounts for or related to products sold or held for sale by Buyer on or after the Closing Date of which Seller receives written notice.

1.15         Current Litigation.                In connection with any proceeding that is part of the Current Litigation, Seller agrees that in addition to any other agreement set forth herein, it will: (i) maintain the corporate existence of any named defendant in the Current Litigation controlled by Seller in such manner as to provide a defense to any claim of successor liability of Buyer for the Current Litigation; (ii) so long as any aspect of the Current Litigation is pending, continue to vigorously defend such litigation, including providing a defense to Buyer in any effort to join Buyer in such litigation as successor to Seller; and (iii) in the event any settlement is reached with respect to the Current Litigation, cause any release obtained from plaintiff to extend to Buyer.

SECTION 2.           REPRESENTATIONS AND WARRANTIES OF SELLER AND FOUNDER.

2.1           Making of Representations and Warranties.  Seller and Founder jointly and severally hereby make to Buyer the representations and warranties contained in this Section 2.  For the purposes of this Agreement, references to the “knowledge” or terms of similar import of Seller shall be deemed to mean the actual knowledge of the Founder and Liisa Livingston, the Seller’s chief financial officer or the knowledge that such executive officer reasonably ought to have in the prudent exercise of his or her duties.

2.2           Organization and Qualification; Capital Stock.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  Seller is qualified to do business as a foreign corporation in any jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Seller.  All of the issued and outstanding capital stock of Seller is owned beneficially and of record as set forth in Schedule 2.2, free and clear of any lien, restrictions or encumbrances, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any interest of Seller, that would encumber or result in a lien against any of the Subject Assets or otherwise prevent consummation of the transactions contemplated by this Agreement.  Except as set forth in Schedule 2.2, Seller does not have any subsidiaries or own any securities issued by any other business organization or governmental authority or any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the Nu Hair and Shen Min Brands.

2.3           Authority.

(a)           Seller has full corporate power and authority to execute, deliver and perform this Agreement and each other agreement or instrument contemplated hereby and the execution and delivery of this Agreement and each other agreement or instrument contemplated hereby and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action of Seller.  This Agreement and each other agreement, document and instrument executed by Seller pursuant to or in connection with this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles, except as set forth in Schedule 2.3 (a), the execution, delivery and performance by Seller of this Agreement and each other agreement, document and instrument contemplated hereby:

(i)            do not and will not violate any provision of the certificate of incorporation or by-laws of Seller, each as amended or restated to date;

(ii)           do not and will not violate any law or regulation applicable to Seller or require Seller to obtain any approval, authorization, declaration, consent or waiver of, or make any filing with or give notice to, any person, entity or public or governmental authority that has not been obtained, made or given; and

(iii)          do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under or give rise to a right of termination of any material indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which Seller or its property is bound or affected, or result in the creation or imposition of any Lien on any of the Subject Assets.

(b)           Founder has the full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him or it pursuant to or contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by Founder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Founder, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application.  The execution, delivery and performance by Founder of this Agreement and each such agreement, document and instrument:

(i)            do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Founder, or require Founder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained, made or given; and

(ii)           do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any material indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Founder, is a party or by which the property of Founder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets.

2.4           Title to Properties; Liens; Condition of Properties. Except as set forth in Schedule 2.4:

(a)           The Subject Assets do not include any real property.  Schedule 2.4 sets forth the addresses and uses of all real property that Seller leases or subleases.  Seller owns all of the Subject Assets and Seller has and is conveying to Buyer hereunder good title to all of its personal property, tangible and intangible, included in the Subject Assets.  None of the Subject Assets are subject to any Lien.  No financing statement under the Uniform Commercial Code with respect to any of the Subject Assets is active in any jurisdiction, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.  The Subject Assets and the Excluded Assets are all of the assets used in the operation of the Nu Hair and Shen Min Brands as the same has been operated prior to the date hereof.  The Subject Assets, conform with all applicable material state and federal statutes, ordinances, regulations and laws, except where the failure to so comply would not be reasonably likely to result in a Material Adverse Effect.

(b)           Upon delivery to Buyer of the instruments of transfer referred to in Section 1.6 hereof, Buyer will receive good and valid title to all of the Subject Assets, free and clear of all Liens other than Permitted Liens.  When used herein, the phrase “Permitted Liens” shall mean liens for taxes, assessments or charges and other claims of any Governmental Authority for claims not yet delinquent and liens of carriers and warehousemen imposed by law and created in the ordinary course of business.

2.5           Financial Statements.  Seller has delivered to Buyer the following unaudited financial statements, copies of which are attached hereto as Schedule 2.5:

(a)           balance sheets of Seller reflecting the entire business of Seller as a whole (which includes the Nu Hair and Shen Min Brands) for annual periods ending on December 31, 2004 and December 31, 2005 and statements of income, retained earnings and cash flows of Seller for the same periods, with appropriate footnotes.

(b)           balance sheet of Seller reflecting the entire business of Seller as a whole (which includes the Nu Hair and Shen Min Brands) as of August 31, 2006 (herein the “Base Balance Sheet”) and statements of income and cash flows of Seller for the period from January 1, 2006 to August 31, 2006, certified by Seller’s chief financial officer in such officer’s capacity as an officer on behalf of Seller, and not individually.

Such financial statements referred to in this Section 2.5 were prepared in conformity with United States generally accepted accounting principles (subject to normal and recurring year end adjustments and the absence of notes) applied on a consistent basis, are in all material respects complete, correct and consistent with the books and records of Seller and fairly and accurately present the financial position of Seller as of the dates thereof and the results of operations and cash flows of Seller for the periods shown therein.

2.6           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Base Balance Sheet or in Schedule 2.6 attached hereto, Seller has no and is not subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise that relates to the Nu Hair and Shen Min Brands, other than liabilities or obligations arising in the ordinary course of business of the Nu Hair or Shen Min Brands since the date of the Base Balance Sheet.

2.7           Absence of Certain Developments.  Except as set forth in Schedule 2.7 attached hereto, since the date of the Base Balance Sheet, there has not been any:  (i) material adverse change in the financial condition of Seller or in the assets, liabilities, condition (financial or other), business, results of operations or prospects of Seller, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of Seller, (iii) waiver of any material right of Seller or cancellation of any material debt or claim held by Seller, (iv) loss, destruction or damage to any property which is material to the assets, liabilities, properties, business or prospects of the Nu Hair and Shen Min Brands or the Subject Assets, whether or not insured, (v) acquisition or disposition of any assets or other transaction by Seller other than in the ordinary course of business, (vi) transaction or agreement involving Seller and any officer, director, employee or shareholder of Seller, (vii) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Nu Hair and Shen Min Brands, whether as part of the terms of Seller’s capital stock or by any separate agreement, (viii) material agreement with respect to the endorsement of the products of the Nu Hair and Shen Min Brands, (ix) material loss or any development that could result in a loss of any significant customer, account or employee of Seller, (x) transaction not occurring in the ordinary course of business, or (xi) any agreement with respect to any of the foregoing actions.

2.8           Ordinary Course.  Since the date of the Base Balance Sheet, Seller has conducted the business of the Nu Hair and Shen Min Brands only in the ordinary course and consistent with prior practices except as set forth in Schedule 2.8.

2.9           Inventories.  The Inventory items set forth on Schedule 1.1(a)(iv) are of a quality and quantity salable in the ordinary course of its business and have at least 18 months of shelf life.  The inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of Seller and are based on and consistent with Seller’s inventory records and in the reasonable judgment of Seller are properly valued.  Since the date of the Base Balance Sheet, no Inventory items have been sold or disposed of except through sales in the ordinary course of business.  The average monthly dollar value of inventory held during the twelve full calendar months prior to the month in which the Closing Date occurs is not less than $195,072 (exclusive of labels and boxes), subject to adjustment pursuant to Section 1.3(c).

2.10         Tax Matters.  Seller has filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it where the failure to file such returns would have a Material Adverse Effect (as hereinafter defined), except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.5 above or which will not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of Seller. All taxes and other assessments and levies which Seller is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of Seller.  With regard to the federal income tax returns of Seller, Seller has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the “IRS”) which is currently outstanding.  There are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by Seller for any year.  Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith which could reasonably result in a Material Adverse Effect.

2.11         Material Contracts and Arrangements.  Except as set forth in Schedule 2.11 hereto (with true and correct copies delivered to Buyer and all of which are referred to herein as the “Material Contracts”), Seller is not a party or subject to or bound by any of the following contracts, leases or agreements (as they relate directly, and not by implication, to the Nu Hair and Shen Min Brands), whether written or oral:

(a)           any contract, lease or agreement creating any obligation of Seller to pay to any third party $10,000 or more with respect to any single such contract or agreement;

(b)           any contract or agreement for the sale, license, lease or disposition of products in excess of $25,000;

(c)           any contract containing covenants directly or explicitly limiting the freedom of Seller to compete in any line of business or with any person or entity;

(d)           any material license agreement (as licensor or licensee);

(e)           any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $5,000 or any pledge or security arrangement;

(f)            any material joint venture, partnership, manufacturing, development or supply agreement;

(g)           any material endorsement or any other material advertising, promotional or marketing agreement;

(h)           any material employment contracts, or material agreements with officers, directors, employees or shareholders of Seller or persons or organizations related to or affiliated with any such persons;

(i)            any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Seller, including without limitation any agreement with any shareholder of Seller which includes without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions that would prevent consummation of the transactions contemplated by this Agreement;

(j)            any royalty, dividend or similar arrangement based on the sales volume of Seller;

(k)           any acquisition, merger or similar agreement;

(l)            any material contract with a governmental body under which Seller may have an obligation for renegotiation;

(m)          any agreement with any shareholder of Seller or any affiliate of any shareholder that would prevent consummation of the transactions contemplated by this Agreement; or

(n)           any other material contract not executed in the ordinary course of business.

All of the Material Contracts are in full force and effect and neither Seller, nor to knowledge of Seller, any other party is in default thereunder (or, to the knowledge of Seller, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), except to the extent that any such default would not have a Material Adverse Effect on the Subject Assets, and Seller has not received notice of any alleged default under any such Material Contract.

2.12         Intellectual Property Rights.  Except as set forth in Schedule 2.12:

(a)           To its knowledge, Seller has exclusive ownership of, with the exclusive right to use, sell, license, dispose of, and bring actions in the United States for infringement of, the tradenames and trademarks “Nu Hair,” “Shen Min” and “Scalpblock” in connection with the goods recited in the respective U.S. trademark registrations identified in Schedule 1.1(a)(i).

(b)           To its knowledge, Seller has exclusive ownership of, or an enforceable right to use and bring actions for infringement of, in the United States, the following trademarks in connection with the respective goods currently sold by Seller thereunder:

Shen Min Hair Nutrient

Shen Min Topical Solution

Shen Min Activator

Advanced Formula Shen Min for Men

Advanced Formula Shen Min for Women

Shen Min for Women Hair, Skin and Nail Formula

Shen Min Vitalize Shampoo

Shen Min Vitalize Conditioner

Shen Min Volumizing Serum

Shen Min Extra Strength

Shen Min DHT Blocker

Nu Hair Thinning Hair Serum

Nu Hair For Women

Nu Hair For Men

Nu Hair DHT Blocker

Nu Hair Volume Maximizing Shampoo

Ebony Secret Thinning Hair Serum

Ebony Secret Advanced Hair Regrowth Tabs

(c)           To Seller’s knowledge, the use of the Intellectual Property Rights and the business of Seller as presently conducted in connection with the Nu Hair and Shen Min Brands, and the manufacturing and marketing as presently conducted of the Nu Hair and Shen Min Brands, do not violate any agreements which Seller has with any third party or infringe any patent, trademark, copyright or trade secret or, any other Intellectual Property Rights of any third party.

(d)           No claim is pending or, to the knowledge of Seller, threatened against Seller nor has Seller received any notice or claim from any person asserting that any of Seller’s present or contemplated activities in connection with the Nu Hair and Shen Min Brands infringe or may infringe any Intellectual Property Rights of such person, and Seller is not aware of any infringement by any other person of any rights of Seller under any Intellectual Property Rights.

Schedule 1.1(a)(i) contains a list and brief description of all Intellectual Property Rights owned by or registered in the name of Seller or of which Seller is the licensor or a licensee of a material right or in which Seller has any material right.

2.13         Litigation.  Except as set forth in Schedule 2.13, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of Seller and Founder,

threatened against Seller or affecting any of its properties or assets or against any officer, director or key employee of Seller in his or her capacity as an officer, director or employee of Seller, which litigation, proceeding or investigation is reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of Seller or the Nu Hair and Shen Min Brands, or which may call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby (collectively a “Material Adverse Effect”); nor to the knowledge of Seller has there occurred any event nor does there exist any condition on the reasonable basis of which any such litigation, proceeding or investigation might reasonably be properly instituted or commenced.

2.14         Employees; Labor Laws.  Intentionally omitted.

2.15         List of Suppliers.  Schedule 2.15 sets forth a list of all suppliers of Seller to whom during the last two fiscal years Seller made payments aggregating $50,000 with respect to the Nu Hair and Shen Min Brands or more, showing, with respect to each, the name, address and dollar volume involved.  To the knowledge of Seller, no supplier has advised Seller or Founder of any plan or intention to terminate or reduce its business with Seller or to materially and adversely modify its relationship with Seller.

2.16         Compliance with Laws.  Seller has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted except where the failure to have such franchises, permits, licenses and other rights and privileges would not be reasonably likely to result in a Material Effect.  Seller is, and for the past five (5) years has been, in compliance in all material respects with (i) all laws and regulations administered by or promulgated by the Federal Trade Commission and the Food and Drug Administration, and (ii) all other federal, state, local and foreign laws and regulations, including but not limited to California’s Proposition 65, except where the failure to so comply would not be reasonably likely to result in a Material Effect and except as set forth in Schedule 2.16 or otherwise disclosed to Buyer.

2.17         Investment Banking; Brokerage.  Except as set forth on Schedule 2.17, there are no claims for investment banking fees, brokerage commissions, finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by Seller or based on any arrangement or agreement made by or on behalf of Seller.

2.18         Insurance. Schedule 2.18 sets forth all of the current insurance policies maintained by Seller. To Seller’s knowledge, there is no default or event which could give rise to a default under any such policy.

2.19         Transactions with Affiliates.  Except as set forth on Schedule 2.19, there are no loans, leases, contracts or other transactions between Seller and any officer, director or stockholder of Seller or any family member or affiliate of the foregoing persons that would prevent consummation of the transactions contemplated by this Agreement.

2.20         Customers, Distributors and Brokers.  Schedule 2.20 sets forth each representative and distributor of Seller at the date hereof (whether pursuant to a commission, royalty or other arrangement), and each customer, distributor and/or broker of Seller for the twelve (12) months ended December 31, 2004 and December 31, 2005 (collectively, the “Customers, Distributors and Brokers”).  Except as set forth in Schedule 2.20, none of the

Customers, Distributors and Brokers have canceled or otherwise terminated their relationship with Seller, or have during the last 12 months decreased materially their services, supplies or materials to Seller or their orders, usage or purchase of services or products of the Nu Hair and Shen Min Brands.  None of the current Customers, Distributors or Brokers have, to the knowledge of Seller, any plan or intention to terminate, to cancel or otherwise materially and adversely modify their relationship with Seller or to decrease materially or limit their services, supplies or materials to Seller or their orders, usage, purchase or distribution of services or products of the Nu Hair and Shen Min Brands.  Except as set forth in Schedule 2.20, Seller has paid all of the Customers, Distributors and Brokers any commission and other fee for products of the Nu Hair and Shen Min Brands sold on or prior to the Closing Date.

2.21         Disclosure.   The representations and warranties made or contained in this Agreement and the schedules hereto when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered.

SECTION 3.           COVENANTS OF SELLER AND BUYER.

3.1           Non-Use of Trade Names, Etc.  After the Closing Date, neither Seller nor Founder will, for any reason, directly or indirectly, for itself or any other person, use any Intellectual Property Rights or use or disclose any Intellectual Property Rights or any trade secrets, confidential information, know-how, proprietary information or other intellectual property described in Section 1.1(a)(i) hereof and transferred pursuant to this Agreement, except that Seller may disclose such information to Buyer in connection with the operation of the business of the Nu Hair and Shen Min Brands by Buyer after the Closing Date.  After the Closing Date, Buyer will not, for any reason, directly or indirectly, for itself or any other person, use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of Seller which is not related to Nu Hair and Shen Min Brands or otherwise transferred to Buyer pursuant to this Agreement.

3.2           Notifications to Customers and Third Parties.  Prior to the Closing, Buyer and Seller shall mutually agree on the form of correspondence to be sent to each customer of the Nu Hair and Shen Min Brands as of the Closing, and any other third party mutually agreed to by the parties, informing each such party of the sale and transfer of the Nu Hair and Shen Min Brands to Buyer.  Such correspondence shall be signed by Seller, on Seller’s stationary and shall be sent by Buyer to each such customer or third party agreed upon by the parties, within one (1) business day after the Closing.

3.3           Consents and Waivers.  Prior to the Closing, Seller shall have obtained all material consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein and to carry out the transactions contemplated hereby and thereby and shall deliver evidence thereof to Buyer at the Closing.  All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by Seller in connection herewith shall be made or taken.

3.4           Payment of Fees and Commissions to Customers, Distributors and Brokers.  Seller shall pay all commissions and fees of the Customers, Distributors and Brokers for products of the Nu Hair and Shen Min Brands sold prior to the Closing Date.  Buyer shall pay all commissions and fees of the Customers, Distributors and Brokers for products of the Nu Hair and Shen Min Brands sold after the Closing Date.

3.5           Assumed Liabilities.  Buyer shall pay and perform all of the Assumed Liabilities when and as due.

SECTION 4.           REPRESENTATIONS AND WARRANTIES OF BUYER.

4.1           Making of Representations and Warranties.  As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Seller contained in this Section 4.  For the purposes of this Agreement, references to the “knowledge” or terms of similar import of Buyer shall be deemed to mean the actual knowledge of Wayne Bos (Buyer’s Chief Executive Officer and President), Dennis Jolicoeur (Buyer’s Chief Financial Officer), Craig Cameron (Buyer’s Chief Operating Officer) and Dr. Michael Yatcilla (Buyer’s Vice President of Research and Development) [or the knowledge that such executive officer reasonably ought to have in the prudent exercise of his duties.]

4.2           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  Buyer is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer.

4.3           Authority of Buyer.  Buyer has full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer and no other action on the part of Buyer is required in connection therewith.  This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Buyer enforceable in accordance with its terms.  The execution, delivery and performance by Buyer of this Agreement and each agreement, document and instrument contemplated hereby:

(i)            do not and will not violate any provision of the certificate of incorporation or by-laws of Buyer;

(ii)           do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

(iii)          do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer is bound or affected.

4.4           Litigation.  There is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.5           Investment Banking; Brokerage.    There are no claims for investment banking fees, brokerage commissions, finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by Buyer or based on any arrangement or agreement made by or on behalf of Buyer.

4.6           Reliance. To Buyer’s knowledge, each of the representations and warranties of Seller and Founder set forth in this Agreement are true, correct and complete.  The Buyer hereby agrees that to the extent any representation or warranty of the Seller or Founder made herein or in any document delivered pursuant to this Agreement is, to the knowledge of the Buyer acquired prior to the Closing, untrue or incorrect, (i) the Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by the Seller or Founder shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of the Buyer.

4.7           “As Is Where Is” Sale.    BUYER ACKNOWLEDGES THAT SELLER AND FOUNDER HAVE NOT MADE, DO NOT INTEND TO MAKE, AND HEREBY EXPRESSLY DISCLAIM ANY AND ALL IMPLIED REPRESENTATIONS, WARRANTIES, STATEMENTS OR CONDITIONS OF ANY KIND OR NATURE WHATSOEVER AS TO THE PRESENT, PAST OR FUTURE PHYSICAL CONDITION OR QUALITY OF THE SUBJECT ASSETS WHICH CONSTITUTE TANGIBLE PERSONAL PROPERTY, OR OPERATION THEREOF, OR THE FITNESS FOR ANY PURPOSE, OR ANY OTHER MATTER AFFECTING OR RELATING TO THE SUBJECT ASSETS, EXCEPT FOR THOSE REPRESENTATIONS SET FORTH EXPRESSLY IN SECTION 2 HEREOF.

SECTION 5.           SURVIVAL OF WARRANTIES.

5.1           Survival of Warranties.  All representations, warranties, agreements, covenants and obligations herein or in any Schedule or exhibit to this Agreement or any certificate or other document specifically required to be delivered under this Agreement by any party incident to the transactions contemplated hereby are material shall survive the Closing for a period of two (2) years (subject to the provisions of Sections 6.1 and 6.2 hereof) except that Seller’s and Founder’s representations and warranties with respect to (a) and any Product Liability Claim (as defined below) shall survive the Closing for a period of three (3) years, and (b) any Special Indemnification Matter (as defined below) shall survive the Closing for a period of four (4) years.

SECTION 6.           INDEMNIFICATION.

6.1           Indemnification by Seller and Founder.

(a)           Seller and Founder, jointly and severally (subject to subsection (b) of this Section 6.1), agree to defend, indemnify and hold Buyer and its subsidiaries and persons serving as officers, directors, partners or employees thereof (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) harmless from and against any and all Damages (as defined in Section 7.6 hereof), which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

(i)            any inaccuracy in or breach of any representation or warranty made by Seller or Founder in this Agreement, or in any Schedule or exhibit to this Agreement or any certificate or other document delivered by Seller or Founder pursuant to this Agreement (collectively, “Representation and Warranty Claims of Buyer”);

(ii)           any breach of any covenant or agreement made by Seller in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered by Seller pursuant to this Agreement;

(iii)          any Damages relating to the business or operations of Seller other than the operation of the business of the Nu Hair and Shen Min Brands after the Closing Date;

(iv)          any Damages relating to the operations and assets of the Nu Hair and Shen Min Brands which arises on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing on or prior to the Closing Date (including, in each case, without limitation, any Damages relating to the products or services of the Nu Hair and Shen Min Brands sold or provided on or prior to the Closing Date, tax matters, pension and benefits matters of Seller, any failure by Seller to comply with applicable laws and/or permitting or licensing requirements, and environmental and worker health and safety matters related to Seller or Seller’s business and any Damages arising out of the joinder or attempted joinder of the Buyer, whether as successor, or otherwise, in the Current Litigation);

(v)           any non-third party claim or third party claim which, in either case, is related to or associated with the failure, alleged failure or purported failure of an Appropriately Packaged Covered Product to comply with applicable labeling, false advertising or consumer protection laws in existence on the Closing Date, including by way of example, California’s Proposition 65 (California Health & Safety Code Section 25249.6 et. seq.), and any product liability claim related to or associated with an Appropriately Packaged Covered Product (a “Product Liability Claim”); and

(vi)          any Damages relating to the Excluded Liabilities.

The rights of Buyer Indemnified Parties to recover indemnification in respect of any claim arising under clause (ii), (iii), (iv) or (v) of this Section 6.1(a) shall not be limited by the fact that such claim may not constitute a Representation and Warranty Claim of Buyer.

(b)           The rights of Buyer Indemnified Parties under this Section 6.1 shall be subject to the following limitations: Neither Seller nor Founder shall have any liability under Section 6.1(a):

(i)            with respect to any particular non-third party claim or third party claim until the aggregate amount of Damages for which the Buyer Indemnified Parties are entitled to indemnification with respect to such particular non-third party claim or third party claim thereto exceeds Five Thousand Dollars ($5,000), subject to the other provisions of this Section 6.1(b); provided, however, that such $5,000 limitation shall not apply with respect to claims involving fraud or intentional misrepresentation;

(ii)           with respect to all non-third party claims or third party claims, until the aggregate amount of Damages (as defined under this Agreement) for which the Buyer Indemnified Parties have obtained indemnification or are entitled to indemnification (taking into account the other provisions of this Section 6.1(b)) exceeds Twenty Five Thousand Dollars ($25,000) (in which case the Seller and Founder shall only be liable for such Damages in excess of Twenty Five Thousand Dollars ($25,000), subject to the other provisions of this Section 6.1(b); provided, however, that such $25,000 limitation shall not apply with respect to claims involving fraud or intentional misrepresentation;

(iii)          with respect to (X) all Representation and Warranty Claims of Buyer, or (Y) any other non-third party claim or third party claim (but, with respect to the matters described in clauses (X) and (Y) in each case, excluding any Special Indemnified Matter) to the extent that the aggregate amount of Damages for which the Buyer Indemnified Parties have previously obtained indemnification and are then seeking indemnification exceeds Two Million Dollars ($2,000,000), subject to the other provisions of this Section 6.1(b); provided, however, that such $2,000,000 limitation shall not apply with respect to claims involving fraud or intentional misrepresentation;

(iv)          with respect to all Special Indemnified Matters, to the extent that the aggregate amount of Damages for which the Buyer Indemnified Parties have previously obtained indemnification and are then seeking indemnification exceeds Three Million Dollars ($3,000,000), subject to the other provisions of this Section 6.1(b); and

(v)           with respect to any Assumed Liabilities or any liabilities, costs or claims (or costs and expenses associated therewith) related to customer returns or promotional discounts for or related to products sold or held for sale by Seller on or prior to the Closing Date (other than any Damages as a result of Seller’s noncompliance with Section 1.14(b)), subject to the other provisions of this Section 6.1(b);

(vi)          with respect to any Covered Products which are sold or distributed by Buyer or its affiliates after the Closing other than in accordance with Section 1.3(d), subject to the other provisions of this Section 6.1(b).

(c)           All rights under Section 6.1(a) shall expire on the following dates (each a “Deadline Date”): (i) the second anniversary of the Closing Date, except that all rights under Section 6.1(a) with respect to (ii) Product Liability Claims shall survive until the third anniversary of the Closing Date and (iii) Special Indemnification Matters shall survive until the fourth anniversary of the Closing Date.  Notwithstanding the preceding sentence, if on or prior to the applicable Deadline Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 6.1(a)

and a Buyer Indemnified Party shall have given written notice required by Section 6.3, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of.

(d)           When used herein, the term “Special Indemnification Matter” shall mean (i) any Representation and Warranty Claims of Buyer or (ii) any non-third party claim or third party claim, which, in any case, is related to or associated with the failure, alleged failure or purported failure of the Applicable Products to comply with applicable labeling, false advertising or consumer protection laws in existence on the Closing Date, including by way of example, California’s Proposition 65 (California Health & Safety Code Section 25249.6 et. seq.); and the term “Applicable Products” shall mean (i) any products of the Nu Hair and Shen Min Brands which were sold by Seller to its customers prior to the Closing Date, and (ii) any products of the Nu Hair and Shen Min Brands which are manufactured or processed from the Inventory being sold as part of the Subject Assets.

(e)           For resolution of doubt, if the actions, omissions, facts, or occurrences in question, give rise both to a (i) Representation and Warranty Claim of Buyer, non-third party claim or third party claim, which, is not a Product Liability Claim or a Special Indemnification Matter, and (ii) Representation and Warranty Claim of Buyer, non-third party claim or third party claim, which is a Product Liability Claim and/or a Special Indemnification Matter, as the case may be, then, for purposes under this Section 6.1(b), such actions, omissions, facts or occurrences shall be deemed to have given rise solely to a Product Liability Claim and/or a Special Indemnification Matter, as the case may be.

6.2           Indemnification by Buyer.

(a)           Buyer (subject to subsection (b) of this Section 6.2) agrees to defend, indemnify and hold Seller and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Damages which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

(i)            any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Representation and Warranty Claims of Seller”);

(ii)           any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement;

(iii)          any Damages relating to the Assumed Liabilities;

(iv)          any Damages with respect to any Covered Products which are sold or distributed by Buyer or its affiliates after the Closing other than in accordance with Section 1.3(d); and

(iv)          any Damages relating to Buyer’s operation of the Nu Hair and Shen Min Brands on or after the Closing.

The rights of Seller Indemnified Parties to recover indemnification in respect of any Damages arising under clause (ii), (iii) or (iv) of this Section 6.2(a) shall not be limited by the fact that such claim may not constitute a Representation and Warranty Claim of Seller.

(b)           The rights of Seller Indemnified Parties to recover indemnification under this Section 6.2 shall be subject to the following limitations:  Buyer shall have no liability under Section 6.2(a):

  (i)          with respect to any particular non-third party claim or third party claim until the aggregate amount of Damages for which the Seller Indemnified Parties are entitled to indemnification with respect to such particular non-third party claim or third party claim thereto exceeds Five Thousand Dollars ($5,000), subject to the other provisions of this Section 6.2(b); provided, however, that such $5,000 limitation shall not apply with respect to claims involving fraud or intentional misrepresentation;

(ii)           with respect to all non-third party claim or third party claim, until the aggregate amount of Damages (as defined under this Agreement) for which the Seller Indemnified Parties have obtained indemnification or are entitled to indemnification (taking into account the other provisions of this Section 6.2(b)) exceeds Twenty Five Thousand Dollars ($25,000) (in which case the Seller and Founder shall only be liable for such Damages in excess of Twenty Five Thousand Dollars ($25,000), subject to the other provisions of this Section 6.2(b); provided, however, that such $25,000 limitation shall not apply with respect to claims involving fraud or intentional misrepresentation;

(iii)          with respect to (X) all Representation and Warranty Claims of Seller, or (Y) any other non-third party claim or third party claim to the extent that the aggregate amount of Damages for which the Seller Indemnified Parties have previously obtained indemnification and are then seeking exceeds Two Million Dollars ($2,000,000), subject to the other provisions of this Section 6.2(b); provided, however, that such $2,000,000 limitation shall not apply with respect to claims involving fraud or intentional misrepresentation; or

(iv)          with respect to any Excluded Liabilities;

(c)           All rights under Section 6.2(a) shall expire on the following dates (the “Seller Deadline Date”): the second anniversary of the Closing Date.  Notwithstanding the preceding sentence, if on or prior to the Seller Deadline Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 6.2(a) and a Seller Indemnified Party shall have given written notice required by Section 6.3, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of.

6.3           Notice; Defense of Claims.

(a)           Notice of Claims.  Promptly after receipt by an indemnified party of written notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice.  Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b)           Third Party Claims.  With respect to third party claims, if within twenty (20) days after receiving the written notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense or the payment is required in accordance with any settlement or adjudication in accordance with the provisions of this Section 6.3; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.  The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefore will be fully satisfied and such settlement does not involve the establishment of any obligations or limitations applicable to the indemnified party.  The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions.  Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.  If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense.  If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(c)           Non-Third Party Claims.  With respect to non-third party claims, if within twenty (20) days after receiving the written notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party’s notice.  If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the matter shall be resolved by arbitration in accordance with Section 7.11 hereof.

6.4           Sole Remedy.  The parties agree that the rights under this Section 6 shall be exclusive of all rights of indemnification or other remedies that any Seller Indemnified Party or Buyer Indemnified Party would otherwise have in connection with the transactions contemplated by this Agreement, except for non-third party claims relating to or involving fraud or intentional misrepresentation.

6.5           Satisfaction of Indemnification Obligations..  Subject to the limitations set forth in this Section 6, any Damages resulting from any non-third party claim or third party claim asserted or arising under Section 6.1 shall first be asserted against and satisfied first from (a) any accrued but unpaid amounts due to Founder under the Consulting Agreement, subject to and in accordance with the terms and conditions set forth in the Consulting Agreement, and (b) any accrued but unpaid Earnout payments, subject to and in accordance with the terms and conditions set forth in the Escrow Agreement (as defined below), and the Seller and Founder shall only be personally liable for satisfying any such Damages to the extent that such accrued but unpaid amounts and said set-off right are not sufficient to, and have not been used to, first satisfy such Damages.  Any amount so set-off from accrued but unpaid Earnout payments shall be deposited into escrow in accordance with the terms of the Escrow Agreement, the form of which shall be negotiated in good faith and entered into by the parties no later than February 15, 2007  (the “Escrow Agreement”).

6.6           Insurance Proceeds.  The amount of any Damages for which indemnification may be sought under this Section 6 shall be reduced by the amount of any insurance proceeds received in respect of such Damages by the party seeking indemnification.

SECTION 7.  MISCELLANEOUS.

7.1           Law Governing.  This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

7.2           Notices.  All communications, notices and consents provided for herein shall be in writing and be given in person, by facsimile (with request for assurance of receipt in a manner typical with respect to such communications) or by mail, and shall become effective (i) on delivery if given in person, (ii) on the date of transmission if sent by facsimile, or (iii) four business days after being deposited in the United States mails, with proper postage, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer, to:

Natrol, Inc.

21411 Prairie Street

Chatsworth, CA 91311

Attn:       General Counsel

Fax:         (818) 739-6032

If to Seller or Founder:

Biotech International Corporation

107 Oakwood Drive

Glastonbury, Connecticut 06033

Attn:       Gregory J. Kelly

Fax:         (860) 652-3266

With a copy to:

Reid and Riege, P.C.

One Financial Plaza

Hartford, Connecticut 06103 USA

Attention: Robert M. Mulé, Esquire

Fax: 860-240-1002

provided, however, that if any party shall have designated a different address by notice to the others in accordance with this Section 7.2, then to the last address so designated.

7.3           Prior Agreements Superseded.  This Agreement supersedes all prior understandings and agreements among the parties relating to the subject matter hereof, including without limitation the letter of intent dated May 26, 2006 between Buyer and Seller.

7.4           Assignability.  This Agreement shall not be assignable by any party, except by Buyer to a subsidiary of Buyer (which assignment shall not relieve Buyer of any of its obligations hereunder), without the prior written consent of the other parties hereto.  This Agreement (including without limitation the provisions of Section 7) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

7.5           Captions and Gender.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

7.6           Certain Definitions.  For purposes of this Agreement, the term:

(a)           “affiliate” of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(b)           “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee, partner or executor, by contract or credit arrangement or otherwise.

(c)           “Damages” shall mean any and all claims, suits, losses, liabilities and damages of any nature whatsoever, including without limitation costs, reasonable fees and expenses of counsel, accountants and other professionals and all reasonable amounts paid in investigation, defense or settlement of the foregoing, provided, however, that “Damages” shall expressly exclude incidental, punitive (other than punitive Damages arising in connection with any Special Indemnification Matter under applicable labeling, false advertising or consumer protection laws in existence on the Closing Date, including by way of example, California’s Proposition 65 (California Health & Safety Code Section 25249.6 et. seq.)) and consequential damages.

(d)           “person” means an individual, corporation, partnership, association, trust or any unincorporated organization.

(e)           “subsidiary” of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

7.7           Execution in Counterparts; Facsimile Signatures.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  This Agreement, to the extent signed and delivered by facsimile or email, shall be treated in all manner and respects as an original and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person.

7.8           Amendments; Waivers.  This Agreement may not be amended or modified except by a writing duly and validly executed by each party hereto.  Compliance with any condition or covenant set forth herein may not be waived except by a writing duly and validly executed by the party or parties to be bound.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.9           Severability.  Each of the provisions contained in this Agreement shall be severable and the unenforceability of one shall not affect the enforceability of any other provision or the remainder of this Agreement.

7.10         Publicity and Disclosures.  Except as required by law (including under the rules and regulations promulgated by the Securities and Exchange Commission), neither Buyer, on the one hand, nor Seller, on the other hand, shall make any public disclosure regarding the other party, this Agreement or the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.11         Arbitration.

(a)           JAMS. Except with respect to matters as to which injunctive relief is being sought, all disputes, controversies, or claims arising out of or relating to this Agreement which cannot be resolved by the parties hereto shall be finally settled in accordance with JAMS Streamlined Arbitration Rules and Procedure Revised as of February 19, 2005 (the “Rules”) in the County of Hartford, Connecticut, and shall be administered by JAMS. The decisions of the arbitrator shall be binding and final and judgment may be entered thereon in any court of competent jurisdiction.

(b)           Costs and Attorney’s Fees. The prevailing party shall be entitled to reimbursement of any reasonable costs and/or fees including reasonable attorney’s fees. Additionally, in the event any party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award or fails to comply with the arbitrator’s award, each other party is entitled to costs of suit including reasonable attorney’s fees for having to compel arbitration or defend or enforce the award.

(c)           Choice of Law and Language. The language of the arbitration shall be English and California substantive law shall be applicable as set forth in Section 7.1, except that the Federal Arbitration Act shall be applicable.

(d)           Jurisdictional and Arbitrability Disputes. Jurisdictional and arbitrability disputes, including disputes over the existence, validity, interpretation or scope of this arbitration clause, and who are proper parties to the arbitration, shall be submitted to and ruled on by the arbitrator. The arbitrator has the authority to determine jurisdiction and arbitrability issues as a preliminary matter.

(e)           Limitations On Scope of Arbitrator’s Authority. The arbitrator shall be bound by the provisions of Section 6 of this Agreement, including the sole remedy provisions of Section 6.4.

(f)            Variations from Rules. Notwithstanding what the Rules provide:

a.     Applicable Version of Rules. The JAMS Streamlined Arbitration Rules and Procedures Revised as of February 19, 2005 shall apply notwithstanding any amendment to the Rules after the date hereof.

b.     No Maximum For Rules to Apply. The Rules shall apply without regard to the maximum amount in controversy set forth in the Rule 1.

c.     Service of Demand. Service of a demand initiating arbitration shall be made by hand delivery, commercial overnight courier service such as Federal Express, DHL or UPS, or by United States mail, certified, return receipt requested.

d.     Selection of Arbitrator. Rule 12 is stricken and the Rule 1 set forth in Annex A attached hereto is substituted in its place.

e.     Length of Arbitration.  The length of the arbitration shall be no more than two days, with each side to present its case within seven hours.

(g)           Depositions. Depositions may be conducted at the arbitrator’s discretion but in any event no party shall be permitted to take more than two (2) depositions, and each deposition shall last no longer than seven (7) hours. Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single party for purposes of determining the number of depositions to be allowed. The arbitrator shall determine whether the interests between entities are adverse for purposes of calculating the number of depositions allowed, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the arbitration. Depositions of parties, their agents, representatives, employees and expert witnesses, shall be conducted according to residency status , and each party shall make itself, and its respective agents, representatives, employees and expert witnesses, available for deposition in such manner.

(h)           Interrogatories and Requests for Admission. No interrogatories or requests for admission shall be permitted, but the parties shall be entitled to document production requests.

7.12         Expenses.  Except as specifically set forth herein, Buyer, Seller and Founder shall each bear its own expenses in connection with the transactions contemplated hereby.  In particular, all expenses of Seller in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby and all transfer, excise or other taxes payable by any party to this Agreement to any jurisdiction by reason of the sale and transfer of the Subject Assets pursuant to this Agreement, if any (excluding any such taxes arising solely from the identity or location of Buyer or any affiliate of Buyer), shall be paid by Seller out of the proceeds of the sale of the Subject Assets, and, no such expenses shall be payable by Buyer or any affiliate of Buyer.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

BUYER:

NATROL, INC.

By:	/s/ Craig Cameron
Name:	Craig Cameron
Title:	Chief Operating Officer

SELLER:

BIOTECH INTERNATIONAL CORPORATION

By:	/s/ Gregory J. Kelly
Name:	Gregory J. Kelly
Title:	President

FOUNDER:

/s/ Gregory J. Kelly
Gregory J. Kelly, individually

Annex A

Rule 12. Arbitrator Selection and Replacement

(a) JAMS Streamlined Arbitrations will be conducted by one neutral arbitrator.

(b) Unless the arbitrator has been previously selected by agreement of the parties, the Case Manager may attempt to facilitate agreement among the parties regarding selection of the arbitrator.

(c) If the parties do not agree on an arbitrator, JAMS shall send the parties a list of at least ten (10) arbitrator candidates. JAMS shall also provide each party with a brief description of the background and experience of each arbitrator candidate.

(d) Within seven (7) calendar days of service on the parties of the list of names, each party may strike three names and shall rank the remaining arbitrator candidates in order of preference. The remaining arbitrator candidate with the highest composite ranking shall be appointed the arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the arbitrator candidates to any party without the consent of the other parties.

(e) If the foregoing process does not yield an arbitrator, then JAMS shall send the parties a list of at least ten (10) additional arbitrator candidates. JAMS shall also provide each party with a brief description of the background and experience of each arbitrator candidate.

(f) Within seven (7) calendar days of service on the parties of the list of additional names, each party may strike three names and shall rank the remaining arbitrator candidates in order of preference. The remaining arbitrator candidate with the highest composite ranking shall be appointed the arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the arbitrator candidates to any party without the consent of the other parties.

(g) If the foregoing process does not yield an arbitrator, JAMS shall designate the arbitrator.

(h) If a party fails to respond to a list of arbitrator candidates within seven (7) calendar days of service on the parties of the list, JAMS shall deem that party to have accepted all of the arbitrator candidates.

(i) Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single party for purposes of the arbitrator selection process. JAMS shall determine whether the interests between entities are adverse for purposes of arbitrator selection, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the arbitration.

(j) If, for any reason, the arbitrator who is selected is unable to fulfill the arbitrator’s duties, a successor arbitrator shall be chosen in accordance with this Rule. JAMS will make the final determination as to whether an arbitrator is unable to fulfill his or her duties, and that decision shall be final.

(k) Any disclosures regarding the selected arbitrator shall be made as required by law or within ten (10) calendar days from the date of appointment. The obligation of the arbitrator to make all required disclosures continues throughout the arbitration process.

(l) At any time during the arbitration process, a party may challenge the continued service of an arbitrator for cause. The challenge must be based upon information that was not available to the parties at the time the arbitrator was selected. A challenge for cause must be in writing and exchanged with opposing parties who may respond within seven (7) days of service of the challenge. JAMS shall make the final determination on such challenge. Such determination shall take into account the materiality of the facts and any prejudice to the parties. That decision will be final.

EXHIBIT 1.12

FORM OF CONSULTING AGREEMENT

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement:”) is made and effective as of October 13, 2006 by and between Natrol, Inc. (“Company”) located at 21411 Prairie Street, Chatsworth, California 91311 and Gregory J. Kelly (“Consultant”) located at 107 Oakwood Drive, Glastonbury, Connecticut 06033.

WITNESSETH:

WHEREAS, Consultant is the founder of Biotech International Corporation (“Seller”), which among other things is engaged in the business of developing, formulating, manufacturing and distributing men’s and women’s all natural hair loss and thinning hair products and other related men’s and women’s hair care products under the NuHair and Shen Min tradenames (such portion of the overall business being referred to as the “NuHair and Shen Min Brands”);

WHEREAS, in connection with the sale by Seller of certain of the assets of the NuHair and Shen Min Brands to Company under the terms of that certain Asset Purchase Agreement dated as of even date herewith (the “Asset Purchase Agreement”), the parties desire for Company to retain the services of Consultant under the terms of this Agreement;

NOW, THEREFORE, Consultant and Company agree as follows:

1.             Engagement

Company hereby engages Consultant, and Consultant accepts engagement, to provide to Company strategic and other advice, assistance and support to the NuHair and Shen Min Brands at the direction of Craig Cameron, Chief Operating Officer of Company, and/or other executive officers of Company designated by the Company’s Board of Directors as required (the “Services”).  Unless otherwise agreed to by Consultant in writing, the Services shall be substantially similar in scope to the services previously rendered by Consultant to Seller with respect to the NuHair and Shen Min Brands prior to the date hereof; subject to the provisions of Section 3 hereof.

2.             Term

The term of this Agreement shall commence on the date hereof and shall continue for a period of two (2) years from the date hereof, unless terminated earlier in accordance with Section 5 hereof.

3.             Time; Location

(a) Consultant shall devote approximately 53 hours per month (the “Time Commitment”) providing the Services, and the advancement of the interests of Company and its subsidiaries.  The Consultant shall not be required to devote more time than the Time Commitment to the performance of the Services.  Without limiting the foregoing, the Company understands and agrees that the Consultant shall continue to be actively engaged in the operation of Seller’s business during the Term and that such activities by Consultant shall be substantial.

(b) Consultant shall perform the Services from his offices in Connecticut and shall not be required to relocate to any other location, except for short-term travel to the Company’s offices; provided,

however, that the Company reimburses Consultant for all pre-approved out of pocket expenses incurred with respect to travel, transportation, lodging and meals with respect to such short-term travel.

4.             Compensation

(a)         In consideration of the performance of the Services during the term of this Agreement, Company shall pay Consultant at a rate of $ 100,000 per annum.  Consultant shall furnish a timesheet on a monthly basis setting forth in reasonable detail the amount of time and general activities and duties performed by Consultant for such month.  Said payment shall be paid in monthly installments on the first day of the month following each month end, commencing on November 1, 2006.  Consultant is responsible for all taxes with respect to any compensation paid under this Agreement as set forth below.

(b)        In addition, in consideration of the performance of the Services, Company shall grant to Consultant on the date hereof an option to purchase 50,000 shares of Company Common Stock at an exercise price equal to $4.00 per share.  Such option will vest quarterly over two years and will have the standard terms of options granted to executives of Company, all in accordance with a Non-Qualified Stock Option Agreement executed concurrently herewith (the “Stock Option Agreement”).

5.             Termination

This Agreement may be terminated:

(a)         By Company, with or without “Cause” (as defined below), upon 15 days written notice to Consultant.  If without Cause, the compensation payable to Consultant pursuant to Section 4 hereof shall not abate upon such termination and shall continue to be paid to Consultant (and any options continue to vest) for the balance of the term of this Agreement (or at the option of Company paid to Consultant in a single lump sum and, with respect to the Options, by the full vesting thereof), provided that Consultant signs a waiver and release of claims agreement with respect to any further obligations and liabilities under this Agreement in a form reasonably acceptable to Company.   If with Cause, no further payments shall be made to Consultant beyond the termination date and all options which as of the date of termination shall have not vested shall expire.

“Cause” shall mean: (i) Consultant’s conviction of, or plea of nolo contender to, any felony or another crime involving dishonesty or moral turpitude or which could reflect negatively upon Company or otherwise impair or impede its operations; (ii) a determination by the Chief Operating Officer of the Company, after reasonable notice and opportunity for the Consultant to be heard, that there has been (A) any act or omission that constitutes a material breach by Consultant of any of his obligations under this Agreement not remedied or corrected by Consultant within five (5) business days after receipt of written notice from Company as to the occurrence thereof, (B) a material or persistent failure or omission to perform the Consultant’s stated duties, services, or responsibilities (including devoting the specified amount of working time to the Services as set forth above), which failure or omission are not remedied or corrected by Consultant within five (5) business days after receipt of written notice from Company as to the occurrence thereof; (C) Consultant engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws with respect to any of the Company’s securities) that could be injurious to Company; (C) Consultant’s material breach of a written policy of Company or the rules of any governmental or regulatory body applicable to Company; (D) Consultant’s refusal to follow the directions of the Company’s Chief Executive Officer or Chief Operating Officer which has not been remedied or corrected by Consultant within five (5) business days after receipt of written notice from Company as to the occurrence thereof; or (G) upon the occurrence of any material breach by Consultant of the terms of the Non-Competition Agreement of even date hereof among Company, Seller and Consultant (the “Non-Competition Agreement”).

(b)        By Consultant, with or without “Good Reason” (as defined below) upon 15 days written notice to Company.  If without Good Reason, no further payments shall be made to Consultant beyond the termination date.  If with Good Reason, the compensation payable to Consultant pursuant to Section 4 hereof shall not abate upon such termination and shall continue to be paid to Consultant (and any options continue to vest) for the balance of the term of this Agreement (or at the option of Company paid to Consultant in a single lump sum and, with respect to the Options, by the full vesting thereof), provided that Consultant signs a mutual waiver and release of claims agreement with respect to any further obligations and liabilities under this Agreement in a form reasonably acceptable to Company and the Consultant.

“Good Reason” shall mean (i) a material breach by Company of any of its covenants set forth in this Agreement which is not corrected by Company within five (5) business days after receipt of written notice of such breach by Consultant; and (ii) any failure by the Company to pay when due any Earnout payment required to be paid by the Company in accordance with and subject to the provisions of Section 1.6 of the Asset Purchase Agreement.

(c)         By either Company or Consultant upon 30 days written notice to the other party in the event Consultant is unable to perform the Services by reason of death or illness or incapacity for a period of more than 30 days.  Upon such termination, no further payments shall be made to Consultant (or his estate or representative) beyond the termination date as allowed by law.

6.             Confidentiality

Company and Consultant shall execute a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) concurrently herewith, in substantially the form attached hereto as Exhibit A.

7.             Independent Contractor

Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company.  Consultant shall not be entitled to nor receive any benefit normally provided to Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  Company shall not be responsible for withholding income or other taxes from the payments made to Consultant.  Consultant shall be solely responsible for filing all returns (the “Consultant’s Returns”) and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement (the “Consultant’s Taxes”).

8.             Indemnity; Right of Set Off

Consultant shall indemnify, defend, and hold Company, its agents and employees harmless from and against all claims, demands, damages and causes of action arising from Consultant’s failure to file when due any required Consultant’s Returns of Consultant’s failure to pay any of the Consultant’s Taxes when due.  In order to satisfy any indemnification obligations of Consultant under this Section 8 or under Section 6.1 of the Asset Purchase Agreement (the “Indemnification Obligations”), a Buyer Indemnified Party (as defined in the Asset Purchase Agreement) shall set off any of its indemnification claims against any and all amounts owed with respect to any payments due to Consultant under this Agreement in accordance with the provisions of the Asset Purchase Agreement (including Section 6.5 thereof); provided, however, that as a condition to any such set off, Company (on behalf of such Buyer Indemnified Party) shall first give Consultant and Seller 20 days prior written notice: (i) stating that Company believes in good faith that the Buyer Indemnified Party is entitled to such indemnification from Consultant and/or Seller; (ii) stating the aggregate amount of Damages (as defined in the Asset Purchase Agreement) to which the Buyer Indemnified Party is entitled under this Section 8 or Section 6.1 of the

Asset Purchase Agreement (or, in the case of an unliquidated or uncertain Indemnification Obligation, a good faith and reasonable estimate thereof); and (iii) specifying in reasonable detail the nature of such Indemnification Obligation, including the specific provision or provisions of this Agreement or the Asset Purchase Agreement giving rise to the claim for such Indemnifiable Obligations.

9.             Publicity

Consultant and Company will obtain prior written permission from each other before using the name, symbols and/or marks of the other in any form of publicity.  This shall not include legally required disclosure by Consultant or Company that identifies the existence of this Agreement.

10.           Controlling Law and Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its conflicts of laws provisions.  Any disputes arising under or related to this Agreement shall finally be resolved in accordance with the provisions of Section 11 of the Asset Purchase Agreement.

11.           Headings

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

12.           Final Agreement

This Agreement (along with the Stock Option Agreement, the Confidentiality Agreement and the Non-Competition Agreement and Asset Purchase Agreement) constitute the final understanding and agreement between the parties with respect to the subject matter hereof and supercedes all prior negotiations, understandings, and agreements between the parties, whether written or oral.

13.           Amendment, Assignment

This Agreement may be amended, supplemented or changed only by a writing signed by both of the parties.  This Agreement shall be binding upon the respective successors and assigns of Company and Consultant.

14.           Severability

If any term of this Agreement is held to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15.           Waiver

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either party.

16.           Execution in Counterparts; Facsimile Signatures

For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  This Agreement, to the extent signed and delivered by facsimile, shall be treated in all manner and respects as an original and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, this Agreement has been executed by the parties of the date first written.

NATROL, INC.		GREGORY J. KELLY

By:		By:
	Craig Cameron		Gregory J. Kelly

Title:	Chief Operating Officer	Title:	Consultant

Date:		Date:

EXHIBIT A

Natrol, Inc.

Confidential Information and

Invention Agreement

As a condition of my service as an independent consultant with Natrol, Inc. (the “Company”), pursuant to that certain Independent Consulting Agreement of even date herewith (the “Consulting Agreement”), and in consideration of such service with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following guidelines:

1.             No-Conflict with Prior Employment

I represent that my service as a consultant to the Company pursuant to the Consulting Agreement does not and will not conflict with any obligations which I have to former employers or any other persons.  Notwithstanding the foregoing, the Company understands and agrees that I shall continue to be an owner, officer, director and employee of, and be actively engaged in the operation of, Biotech International Corporation (“Seller”) and its business after the date hereof (the “Ongoing Seller Business”) that such activities shall be substantial and include activities similar to those to be performed by me under the Consulting Agreement.  Other than as provided for under the terms of the Asset Purchase Agreement dated as of even date herewith (the “Purchase Agreement”) to which I, the Seller and the Company are parties, I specifically represent that I have not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

2.             Confidential Information

(a) Company Information.  I agree at all times during the term of the Consulting Agreement, and thereafter for a period of three years (the “Term”), to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization from the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, business plans, marketing plans and strategies, pricing strategies, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my service), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items, which has become publicly known and made generally available through no wrongful act of mine, or to my knowledge, to others who were not under confidentiality obligations as to the item or items involved or improvements or new versions thereof, or is disclosed to me by a third party having the right to do so, or is already lawfully in my possession.  Notwithstanding anything herein to the contrary, Confidential Information shall not include any information about the Seller,  its assets, properties, business,  customers, vendors, products, brands,  projections, prospective customers, financial information, compliance with law, liabilities, or otherwise, except, and only to the extent, such information (i) was transferred to the Company as part of the “Subject Assets” pursuant to, and as defined in, the Purchase Agreement; and (ii) otherwise constitutes “Confidential Information” under this Agreement.

(b) Former Employer Information Other than as provided under the Purchase Agreement, I agree that I will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third-Party Information I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Upon notification from the Company of such duty with respect to any particular item of confidential or proprietary information, I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party or except as otherwise directed by the Company or its officers or directors.

3.             Inventions

(a) Inventions Retained and Licensed If, during the term of rendering services to the Company pursuant to the Consulting Agreement, I solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, any inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, in each case with respect to any Buyer Product (all of the foregoing being referred to as an “Invention”), the Company (and any successor, assign or any nominee) is hereby granted and shall have a royalty-free, irrevocable, perpetual, worldwide license under all of my right, title and interest in such Invention to make, have made, modify, use and sell such Invention only as part of or in connection with such Buyer Product (the “License”).  When used herein, the term “Buyer Product” shall mean (i) any product which was sold by Seller as part of the “NuHair and Shen Min Brands” (as that phrase is defined in the Purchase Agreement); or (ii) any men’s and women’s all natural hair loss and thinning hair and other related men’s and women’s hair care products developed by the Company after the date hereof.  Subject to the foregoing, I shall retain ownership of and all other right, title and interest with respect to any Inventions for any and all other purposes, including assigning my rights therein for use in connection with the Remaining Business or any other business or enterprise owned in whole or in part by me (the “Retained Rights”).

(b) Disclosure of Inventions I agree that I will promptly make full written disclosure to the Company of any Inventions which are developed by me during the term of rendering services to the Company pursuant to the Consulting Agreement.

(c) Maintenance of Records I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my service to the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be reasonably specified by the Company.  Copies of the records will be available to the Company at all reasonable times in connection with the enforcement of this Agreement.

4.             Returning Company Documents/Equipment/Property I agree that, subject to my exercise of any of the Retained Rights, at the time of leaving the service of the Company pursuant to the Consulting Agreement or at any time at the request of the Company, I will deliver to the Company within 3 business days (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property relating solely to Buyer Products, or reproductions of any aforementioned items developed by me pursuant to my service with the Company or any other Confidential Information of the Company, its successors or assigns.

5.             Notification of New Employer In the event that I cease being engaged as a consultant to the Company under the Consulting Agreement, I hereby grant consent to written notification by the Company to my new employer about my rights and obligations under this Agreement, provided that Company provides to me a copy of such notification at least five (5) business days in advance of issuing the notification to my new employer.

6.             Representations I agree to execute any proper oath and verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my service by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

7.             General Provisions

(a) Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of California.

(b) Nonwaiver.  The failure of either the Company or me, whether purposeful or otherwise, to exercise in any instances any right, power or privilege under this Agreement or under law shall not constitute a waiver of any other right, power or privilege, nor of the same right, power or privilege in any other instances.  Any waiver by the Company or by me must be in writing and signed by either myself, if I am seeking to waive any of my rights under this Agreement, or by an officer of the Company (other than me) or some other person duly authorized by the Company.

(c) Severability.  If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Agreement shall remain in full force and effect.  Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively overbroad as to duration, activity or subject, such provision shall be construed by limiting and reducing it/them so as to be enforceable to the maximum extent allowed by applicable law.

(d) Entire Agreement.  This Agreement in addition to the Independent Consultant Agreement, the Purchase Agreement, the Non-Qualified Stock Option Agreement with the Company and the Non-Competition Agreement with the Company and Seller (and any documents referenced therein) sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(e) Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

8.             I, Acknowledge and Agree to Each of the Following Items:

(a) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b) I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c) I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Consultant Signature	Date

Gregory J. Kelly
Print Name

EXHIBIT 1.13

FORM OF NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT (this “Agreement”) dated as of October 13, 2006 by and among Natrol, Inc., a Delaware corporation (“Buyer”), and Biotech International Corporation, a Connecticut corporation (“Seller”), and Gregory J. Kelly (“Founder”).  Reference is made to that certain Asset Purchase Agreement dated as of even date herewith (the “Asset Purchase Agreement”) by and among Buyer, Seller and Founder.  Unless the context otherwise requires, capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

WITNESSETH

WHEREAS, a portion of Seller’s overall business consists of developing, formulating, manufacturing, marketing and distributing men’s and women’s all natural hair loss and thinning hair and other related men’s and women’s hair care products under the Nu Hair and Shen Min tradenames (such portion of the overall business being referred to as the “Nu Hair and Shen Min Brands”);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer will acquire from Seller the Nu Hair and Shen Min Brands, which consist of the specific assets set forth therein (such transaction, the “Acquisition”);

WHEREAS, as a material inducement to and a condition precedent of the Acquisition and Buyer’s acquisition of the Nu Hair and Shen Min Brands, and in consideration of Buyer’s covenants and agreements contained in the Asset Purchase Agreement and of the payment of the purchase price to be made pursuant to Section 1.3 thereof, Seller and Founder are executing and delivering this Agreement concurrently with such Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.       Non-Competition.   In view of the fact that Seller and Founder would deprive Buyer of the benefit of its bargain under the Asset Purchase Agreement by pursuing activities in violation of the terms hereof, and to ensure Buyer the full benefit of the Acquisition, each of Seller and Founder hereby agrees to the following restrictions on its activities:

(a)              Non-Competition Agreement.   Each of Seller and Founder hereby agrees that during the period commencing on the date hereof and ending on the date which is four (4) years after the date hereof, Seller (including its employees and agents) and Founder each agree, without the express written consent of Buyer, not to, directly or indirectly, anywhere in the geographic area set forth in Section 1(b) below, engage in any activity or provide any service which is, or participate or invest in or assist (whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, licensor, employee, agent or consultant, or in any other capacity) any business organization or person, other than Seller (or its affiliates), whose activities, products or services compete in the Designated Industry (as hereinafter defined); except that Seller and Founder may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one (1) percent of the equity of such enterprise.  Without implied limitations, the foregoing covenant shall include taking any of the following actions for itself or himself or on behalf of any such business organization in the Designated Industry: (i) solicit or recruit any officer or other employee or consultant of Buyer and any former employee of Buyer who was employed by the Company within the six month period immediately preceding the cessation of the former employee’s employment with the Company, or encourage any officer or other employee, consultant or former employee to terminate his or her employment or relationship with Buyer (but the provisions of this clause (i) shall not apply to the hiring of any such former employee or officer who responds to an employment advertisement published on the Internet, in a newspaper, or print or electronic trade journal); (ii) soliciting or influencing or attempting to solicit or influence any customer of the Nu Hair and Shen Min Brands (including any customer obtained or acquired in connection with the Asset Purchase Agreement) to terminate its relationship with Buyer ; and (iii) diverting to any Person (as hereinafter defined) any customer or business opportunity of Nu Hair and Shen Min Brands.   For purposes of clarity, Buyer, Seller and Founder acknowledge and agree that Seller and Founder shall continue to be involved and engaged in the business of developing, designing, formulating, manufacturing, marketing, distributing, and/or selling nutraceuticals, dietary supplements and services other than the products and services of the Nu Hair and Shen Min Brands and that the restrictions set forth in this Agreement shall apply solely to the extent that such activities by Seller or Founder are directed specifically to the Designated Industry and not generally to the business of designing, developing, formulating, manufacturing, marketing, distributing, and/or selling nutraceuticals, dietary supplements and services other than the Nu Hair and Shen Min Brands.  As of the date of this Agreement, other than with respect to each other, neither Seller nor Founder is performing any consulting or other duties for, and are not parties to any similar agreement with, any business or venture competing with the Nu Hair and Shen Min Brands or any of their respective affiliates.  For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.  For purposes of this Section 1, the term “Designated Industry” shall mean the business of developing, formulating, manufacturing, marketing or distributing men’s and women’s all natural hair loss and thinning hair and other related men’s and women’s hair care products.

(b)      Geographic Area.   The provisions of Section 1(a) of this Agreement shall apply worldwide.

Section 2.               Scope of Agreement.   The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Asset Purchase Agreement, (b) all such provisions are given as an integral and essential part of the transactions contemplated by the Asset Purchase Agreement and (c) but for the covenants of Seller and Founder contained in this Agreement, Buyer would neither enter into the Asset Purchase Agreement nor consummate the transactions contemplated thereby.  Each of Seller and Founder has independently consulted with its or his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein.

Section 3.           Specific Performance; Severability.   It is specifically understood and agreed that any breach of the provisions of this Agreement by either Seller or Founder will result in irreparable injury to Buyer, and its respective affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Agreement by Seller and Founder, as the case may be, through both temporary and permanent injunctive relief without the necessity of proving actual damages.  The parties hereto agree that the liability of Seller and Founder for breaches of the provisions of this Agreement shall not be limited to any portion of the purchase price under Section 1.3 of the Asset Purchase Agreement received by Seller.  In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  The existence of any claim or cause of action which Seller or Founder may have against Buyer or any of its respective affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate legal action by Seller or Founder; provided, however, this Agreement shall terminate upon Buyer’s failure to pay when due any Earnout payment required to be paid pursuant to Section 1.6 of the Asset Purchase Agreement.

Section 4.           Jurisdiction.   The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Connecticut to enforce the covenants contained in this Agreement.

Section 5.           Notices.   All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the addresses as specified below or to such other address of which any party may notify the other parties as provided herein.  Notices shall be effective as of the date of such delivery or mailing.

To Buyer:	To Seller or Founder:

Natrol, Inc. 21411 Prairie Street Chatsworth, California 91311 Attn: General Counsel

Biotech International Corporation
107 Oakwood Drive
Glastonbury, Connecticut 06033
Attn: Gregory J. Kelly

With a copy to:
Reid and Riege, P.C.
One Financial Plaza
Hartford, Connecticut 06103
Robert M. Mulé, Esq.

Section 6.           Miscellaneous.     This Agreement shall be governed by and construed under the laws of the State of California, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by Buyer, Seller and Founder except as expressly set forth herein.  The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.  This Agreement may not be assigned by Seller or Founder.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

BUYER:

NATROL, INC.

By:
Name:	Craig Cameron
Title:	Chief Operating Officer

SELLER:

BIOTECH INTERNATIONAL CORPORATION

By:
Name:	Gregory J. Kelly
Title:	President

FOUNDER:

Gregory J. Kelly, individually